Exhibit 99.1

VSE Reports Financial Results for First Quarter 2017
First Quarter Revenue and Profits Increase Year over Year

Alexandria, Virginia, April 27, 2017 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the first quarter of 2017.

CEO Commentary

“Our Federal Services Group drove our revenue increases this quarter as compared to the first quarter of 2016,” said Maurice “Mo” Gauthier, VSE CEO. “Growth in our NAVSEA foreign military sales work centered around two recent ship transfers to Taiwan, and our equipment sustainment and logistics support for the U.S. Army were the main contributors to the first quarter revenue increase. Our funded backlog remains strong based on an excellent bookings quarter. In addition, we anticipate that the new administration’s spending priorities will continue to benefit our DoD revenues. We are also deploying more of our resources to expand the market offerings in our Supply Chain Management and Aviation groups.”

Mr. Gauthier continued, “We are pleased with our revenue, operating profits and opportunities in the near term, and are focusing our efforts on identifying and investing in initiatives to promote long-term sustainable growth.”

First Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended March 31,
	2017	2016	% Change
Revenues	$197,294	$143,636	37.4%
Operating income	$14,196	$12,741	11.4%
Net income	$7,293	$6,552	11.3%
EPS (Diluted)*	$0.67	$0.61	9.8%
*EPS amounts have been adjusted for all periods to reflect the two-for-one stock split that occurred on August 3, 2016

Operational Highlights

•
Our Federal Services Group was awarded several delivery orders during the first quarter of 2017 under our Foreign Military Sales (FMS) support contract by the Naval Sea Systems Command (NAVSEA) International Fleet Support Program Office totaling approximately $91.1 million.

•
Our VSE Aviation, Inc. subsidiary has been awarded a contract to support the United States Department of State (DoS), Bureau of International Narcotics and Law Enforcement Affairs, Office of Aviation for the repair, overhaul and modification of the T53-L-703 engines used in the Bureau's fleet of 85 UH-1H "Huey" helicopters. This single award Indefinite Delivery/Indefinite Quantity (IDIQ) contract has a five year period of performance and a maximum ceiling of $16.6 million.

•
Beginning January 1, 2017, our Federal Services Group includes our subsidiaries Energetics Incorporated and Akimeka, LLC, thus combining our IT, Energy and Management Consulting Group with our Federal Services Group.

•
Bookings in our Federal Services Group were $148 million for the first three months of 2017 compared to revenue for this group of $109 million. Funded contract backlog at March 31, 2017 was $359 million, compared to $322 million at December 31, 2016 and $229 million at March 31, 2016.

Exhibit 99.1

Revenues were $197.3 million in the first quarter of 2017 compared to $143.6 million in the first quarter of 2016. These increases were primarily due to increased revenue from our Federal Services Group. Increased revenues from our Supply Chain Management Group also contributed to revenue growth in the first quarter.

Operating income was $14.2 million for the first quarter of 2017 compared to $12.7 million in the first quarter of 2016. The operating income increase primarily was attributable to revenue increases in our Federal Services Group. Net income was $7.3 million for the first quarter of 2017, or $0.67 per diluted share, compared to $6.6 million, or $0.61 per diluted share for the first quarter of 2016.

Non-GAAP Financial Information
The non-GAAP Financial Information (unaudited) listed below is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. These non-GAAP financial measures consist of EBITDA and Adjusted EBITDA. We consider these non-GAAP financial measures as important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items. They should not, however, be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA, as defined above, adjusted for changes in earn-out obligations from acquisitions.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results
	2017	2016	% Change
Net Income	$7,293	$6,552	11%
Interest Expense	2,435	2,497	(2)%
Income Taxes	4,468	3,692	21%
Amortization of Intangible Assets	4,004	4,020	0%
Depreciation and Other Amortization	2,707	2,221	22%
EBITDA	20,907	18,982	10%
Earn-Out Adjustments (Income)/Expense	—	(1,384)
Adjusted EBITDA	$20,907	$17,598	19%

Capital Expenditures
Purchases of property and equipment were $414 thousand for the first quarter of 2017 compared to $1.4 million for the first quarter of 2016.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about April 28, 2017 for more details on our 2017 first quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2016 for further information and analysis of VSE’s financial condition and results of

Exhibit 99.1

operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

Exhibit 99.1

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$457	$428
Receivables, net	90,947	101,218
Inventories, net	141,122	136,340
Other current assets	15,747	20,477
Total current assets	248,273	258,463

Property and equipment, net	60,026	62,061
Intangible assets, net	122,922	126,926
Goodwill	198,622	198,622
Other assets	15,638	15,767
Total assets	$645,481	$661,839

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$21,960	$21,023
Accounts payable	71,206	93,999
Accrued expenses and other current liabilities	27,835	32,772
Dividends payable	650	648
Total current liabilities	121,651	148,442

Long-term debt, less current portion	194,068	193,621
Deferred compensation	14,894	12,751
Long-term lease obligations, less current portion	21,652	21,959
Deferred tax liabilities	29,707	29,872
Total liabilities	381,972	406,645

Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,838,435 and 10,798,927, respectively	542	540
Additional paid-in capital	24,455	22,876
Retained earnings	238,374	231,733
Accumulated other comprehensive loss	138	45
Total stockholders' equity	263,509	255,194
Total liabilities and stockholders' equity	$645,481	$661,839

Exhibit 99.1

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2017	2016
Revenues:
Products	$89,017	$85,271
Services	108,277	58,365
Total revenues	197,294	143,636

Costs and operating expenses:
Products	74,706	69,290
Services	103,944	56,204
Selling, general and administrative expenses	444	1,381
Amortization of intangible assets	4,004	4,020
Total costs and operating expenses	183,098	130,895

Operating income	14,196	12,741

Interest expense, net	2,435	2,497

Income before income taxes	11,761	10,244

Provision for income taxes	4,468	3,692

Net income	$7,293	$6,552

Basic earnings per share	$0.67	$0.61

Basic weighted average shares outstanding	10,822,669	10,778,368

Diluted earnings per share	$0.67	$0.61

Diluted weighted average shares outstanding	10,849,427	10,806,194

Dividends declared per share	$0.060	$0.055

Exhibit 99.1

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$7,293	$6,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,711	6,241
Deferred taxes	(223)	(129)
Stock-based compensation	1,084	1,028
Earn-out obligation adjustment	—	(1,384)
Changes in operating assets and liabilities, net of impact of acquisition:
Receivables, net	10,671	1,593
Inventories, net	(4,782)	(4,510)
Other current assets and noncurrent assets	5,010	(5,330)
Accounts payable and deferred compensation	(20,955)	13,097
Accrued expenses and other current liabilities	(3,851)	(1,429)
Long-term lease obligations	(307)	(337)

Net cash provided by operating activities	651	15,392

Cash flows from investing activities:
Purchases of property and equipment	(414)	(1,428)
Proceeds from the sale of property and equipment	—	6

Net cash used in investing activities	(414)	(1,422)

Cash flows from financing activities:
Borrowings on loan agreement	96,124	49,699
Repayments on loan agreement	(94,875)	(62,468)
Payments on capital lease obligations	(307)	(264)
Payments of taxes for equity transactions	(500)	(499)
Dividends paid	(650)	(591)

Net cash used in financing activities	(208)	(14,123)

Net increase (decrease) in cash and cash equivalents	29	(153)
Cash and cash equivalents at beginning of period	428	740
Cash and cash equivalents at end of period	$457	$587